Wizzard Software Letter to Shareholders

PITTSBURGH--July 16, 2008--Wizzard Software (AMEX: WZE), released a letter to shareholders today.  The text of the letter is included below:

Dear Wizzard Shareholder,

We begin this letter in an unconventional way with a quote from a recent Price Waterhouse Coopers Annual Outlook Report which states that digital and mobile distribution will account for 24% of Entertainment and Media Growth in the next five years.  The question one must pose is: do you agree with that projection from PWC?  Based on our review of the industry and everything we are hearing from all of the major media and entertainment companies we are talking to, Wizzard's Management firmly believes this projection.  Not only do we believe it, but we also believe we have positioned Wizzard to be a major force in the future of digital entertainment and media distribution.

In a very short time, Wizzard has surprised many people by becoming the largest distributor of digital media via RSS (podcasting).  While many other companies took the route of launching online video websites and treating RSS distribution as nothing more than an add-on feature, Wizzard has focused its early efforts in this industry on dominating RSS delivery of media.  Why you may ask?  The quality of content and the reliability of podcasting publishers are head and shoulders above what you find on most video websites.  In this new era of the digital lifestyle, content has immense value and consumers are using an expanding array of services on more devices, in more places and offered by more providers than ever before.  Publishers and their content are the foundation of any successful digital entertainment and media distribution company. Our content publishers are dedicated to their audiences and depend on Wizzard to publish their shows at the highest technical quality available.  Publisher expectations are on the rise and so is the complexity of the publisher’s business with the explosion in the number of media web portals, media applications and devices and dynamic business models.  In such an environment, success is with the companies that can provide a consistently simple and uniquely valuable publisher experience.  We support the rapidly growing digital publisher demand by offering a turn-key media publishing solution that Management feels strongly is second-to-none and more feature-rich than any other platform of its kind available today.  This combination of premium publishers and a powerful publishing platform results in quality content that entertains audiences and excites advertisers.

What we are doing on a daily basis is improving our operations in the near term, while positioning ourselves for long-term success.  After our acquisition of Libsyn, we initially worked to improve our services by focusing on the basics such as building digital advertising “insertion” technology, expanding our content distribution platform, and signing our publishing partners to the newly created Wizzard advertising network.  We have been rewarded with strong publisher growth from approximately 8,000 at the time of the acquisition to over 12,000 today.  Our recently formed business development team is in talks with major television networks, movie studios, telcos and cable companies, all of whom are looking for the right professional platform to grow audiences and monetize their digital content while enhancing their brand and the consumer experience.  Understanding the expectations of today's online publisher is what Wizzard Media does best as our ever-growing roster of publisher-partners clearly demonstrates.

In order to further leverage the expanding digital media and advertising marketplace, we have prioritized our resources to focus on increasing audiences for the shows we distribute by taking a longer-term view than most investors and business managers; the market demands the long-view because content consumption habits and advertiser adoption of new mediums do not evolve in response to quarterly earnings reports.  We are focusing on growing distribution channels to expand audiences.  We have highly coveted feature channels on YouTube, DailyMotion, Adobe, iTunes and a host of other destination points where audiences go to consume online entertainment.  We recently closed a new high profile distribution partner and have several more in various stages of agreement completion.  Our business development team is in talks with several major wireless networks, cable companies, affinity sites and a global online portal for expanded distribution.  We have recently won digital media "launches" for SpikeTV (Viacom), music superstar Usher and iconic footwear company Puma.  We have been given programming time on a leading English language European satellite provider, with a reach of 110 million viewers across 59 countries, through a four hour block of original programming solely created from podcasts.  We will be launching a new service at our industry trade show on August 12, 2008 that we expect will expand our distribution reach across the Internet by more than 100% and at the same event we will be launching our much anticipated Wizzard (Flash) Player to the public.  This Flash player delivers social networking integration and provides our publishers with a tool to make their shows “go viral” by embedding the player and content on web pages all around the world.  This player will go into unrestricted public beta for publishers on July 18, 2008 and will work with MySpace, Facebook and most any other web site.  We feel strongly that the Flash player will enable our publishers to defend their positions in the rapidly expanding digital marketplace and monetize their digital content.  The Wizzard Media network received over 3,050,000 requests for shows per day in the first quarter of 2008, for a total of approximately 1 million hours of daily programming to 13 million unique audience members.  We expect the Wizzard Player to increase our downloads/views rate by several hundred percent in the near term and grow audiences to over 30 million, rivaling many television networks in audience size.  We base projections on publicly reported numbers from streaming media companies along with our publisher’s online streaming numbers while using a Flash player currently in place.  While we continue to see strong U.S. demand for the shows we distribute, we are seeing significant increased demand internationally with Canada, Great Britain and China leading the way.

As other companies in the video website industry continue to struggle with how to monetize and profit from digital distribution of media, we are convinced we have found some answers.  By focusing our efforts on high quality, episodic, subscribable content, we feel strongly that we are in a position to generate substantial revenues and profits in the future through advertising as we continue to execute on our business plan.  Our staff of professional “sales pioneers”, who really understand this emerging medium, lead a national sales initiative with small sales teams located in New York, Chicago and Los Angeles.  They have successfully closed 28 advertising campaigns with 13 different advertisers and are closing business on a more frequent basis as the year progresses.  We have several repeat advertisers – a true testament to our methodology - and we have seen a significant increase in requests for proposals and closed deals including Panasonic, SpikeTV and Puma.  Our proprietary and powerful advertising insertion technology, along with key word targeting through speech recognition, allows for seamless placement of ads in any area or a specific point of the content or episode.  Having the ability to drill down into a huge number of shows using keyword searches enables us to provide a highly targeted advertising opportunity for advertisers.  After initial use of the system and showing it to several major brand advertisers, we feel strongly that this system can achieve and surpass our most ambitious expectations as our business grows.  With an average show length of approximately 23 minutes, there is the opportunity for multiple 15 and 30 second ads in each episode, thus creating a massive amount of advertising inventory available for revenue growth.  In addition to traditional ad insertion, in the next quarter we will introduce three new advertising options for our publishers that are unique to our new Flash Player, including a page peel, surround banners and third party ad overlays.

Looking forward, we continue to be very excited about the prospects for Wizzard.  In 2008 and into 2009, we need to execute on our monetization strategies.  It will not always be easy, especially if the economy stays soft and advertisers tighten their spending.  We are not alone in these challenging times as many similar companies compete with Wizzard for online media advertising dollars. But we do have one major factor in our favor: We are the market leaders in RSS delivery of top shows and that carries a tremendous degree of credibility with advertisers and their agencies.

In the last several weeks Wizzard has had several significant accomplishments.  We were added to the Russell MicroCap Index; the stock exchange we list our common shares with (Amex) announced the completion of the merger with the New York Stock Exchange; we were featured in Investors Business Daily, Bloomberg and on Fox Business television.  Our long-term institutional investors continue to support our efforts and our cash-on-hand is precisely where we projected it to be when we raised capital in July of last year.  While both the economy and the major stock markets are seeing significant fluctuations, Wizzard continues gaining market share, introducing new products, growing revenues and strengthening at all levels of management in anticipation of the rapid growth and opportunities we envision.

We are not aware of many small companies that have relationships with Google and IBM, partnerships with YouTube and Usher, advertisers such as Puma and Panasonic and a high profile, market leading position in the future of entertainment distribution.  We strongly believe our stock is undervalued and we believe our market leader position is not properly reflected.  Like any investment of capital, the return on that capital over time will determine its wisdom.

Our once “underdog” company has now become the definitive name in podcast distribution and is at the vanguard of the online digital media movement; we are at the forefront of market creation that will satisfy the consumer’s increasing demands for entertainment on their terms, well into the foreseeable future.  We feel strongly that we have the right strategy, the right offerings and the right organization and long term investor support to achieve success and realize the promise of a rapidly transforming, growing digital media market.  Our second half of 2008 commitment to you is to do all we can to generate strong cash flows, solid net income and attractive returns for you, our loyal shareholder.  Let us continue to create this market together.

About Wizzard Media

Wizzard Media is the industry's leading podcast hosting network, with an unprecedented one billion-plus download requests in 2007. Podcasts are a means for independent and professional content creators to publish audio and video shows for the world to enjoy over the Internet or on mp3 players, such as the Apple iPod and the Microsoft Zune. Podcasting is a relatively new phenomenon, but Wizzard Media collectively broadcasts millions of podcast downloads per day through media aggregators like Apple's iTunes, Microsoft’s Zune Marketplace and other podcast aggregators. For more information, please visit www.wizzard.tv. Wizzard Media is a division of Wizzard Software, a leader in speech technology development.

About Wizzard Software

Founded in 1996, Wizzard Software has become a leader in the speech technology market. Wizzard architects solutions to business problems using its expertise in consulting, speech development tools and building speech based applications for the Desktop and Internet. Wizzard has achieved global recognition because of its expertise with voice communication whether it is via computer or telephone. Wizzard’s successes have lead to expanding speech technology opportunities in government and commercial sectors, including several healthcare industry products and services. Most recently, Wizzard Software entered the exciting new realm of digital media and is already the world’s largest distributor of digital media via RSS (podcasts). For more information, please visit www.wizzardsoftware.com.

Legal Notice

Legal Notice Regarding Forward-Looking Statements: "Forward-looking Statements" as defined in the Private Securities litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies and acts of terror against the United States.

Contact:

Wizzard IR Contact:

Arthur Douglas and Associates

Art Batson, 407-478-1120

or

Wizzard PR Contact:

Braff Communications LLC

Mark Braff, 201-612-0707